Exhibit 99.2
VeriFone Provides Second Half Fiscal Year 2008 and Full Year Fiscal 2009 Guidance
SAN JOSE, CA, — August 19, 2008 — VeriFone Holdings Inc. (NYSE: PAY) today announced financial guidance for the fiscal quarter ended July 31, 2008, the fiscal quarter ending October 31, 2008 and the full year ending October 31, 2009. The full results for the fiscal quarter ended July 31, 2008 will be announced on September 9, 2008.
Douglas G. Bergeron, CEO of VeriFone, stated: “We expect our third and fourth quarters, beginning in May of this year, to be positive in many respects. Despite a slowdown in the US market, we are seeing excellent growth internationally and in the emerging markets in particular.”
For the third quarter ended July 31, 2008 VeriFone expects to report net revenues of $256 - $258 million, representing revenue growth rates of 10-11% over fiscal 2007. Gross margin percentages are expected to improve as the company has initiated several programs to improve efficiency, reduce product costs, and change pricing strategies. Results will continue to be affected by both the restructuring charge and the restatement costs. EBITDA, as adjusted, is expected to be in the range of $28 - $29 million, before adding back approximately $15 million expected to be incurred for restatement costs and restatement-related tax planning and $2 million for restructuring costs. Non-GAAP net income, per share which adjusts for certain non-cash items, valuation allowance adjustments and the effect of restatement related and restructuring charges is projected to be in the range of $0.34 to $0.35.
For the fourth quarter ending October 31, 2008 VeriFone expects to record net revenues of between $260 and $268 million, compared to $238 million in the comparable period of 2007. VeriFone also anticipates continued EBITDA margin expansion. EBITDA, as adjusted, is expected to be in
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

the range of $45 to $48 million, before adding back final restatement costs estimated at $4 million. Non-GAAP net income, per share, is projected to be in the range of $0.36 to $0.39.
Fiscal Year 2009 Outlook
“For fiscal year 2009, we are prudently expecting that weak macro-economic conditions will prevail in North America and Western Europe, though we expect continued favorable conditions in the emerging markets,” said Mr. Bergeron “We are also working diligently to control growth in operating expenses across the enterprise.”
For the full year ending October 31, 2009, VeriFone expects to achieve net revenue growth of 10 to 15% annual growth, consistent with its long-term growth targets. VeriFone is projecting continued improvements to gross margins as the year progresses as a result of product cost reduction initiatives and improved pricing strategies.
VeriFone is expecting EBITDA, as adjusted, to be in the range of $182 to $206 million; Non-GAAP net income, per share, in the range of $1.35 to $1.55; and cash flow from operating activities in the range of $110 to $125 million.

—ends—

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of VeriFone Holdings, Inc. These risks and uncertainties include: our ability to identify and complete acquisitions and strategic investments and successfully integrate them into our business, our ability to protect against fraud, the status
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

of our relationship with and condition of third parties upon whom we rely in the conduct of our business, our dependence on a limited number of customers, uncertainties related to the conduct of our business internationally, our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations, our dependence on a limited number of key employees, short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our payment solution offerings. For a further list and description of such risks and uncertainties, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. VeriFone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.
Additional Resources:
Investor Contact:
William Nettles - Vice President, Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com
http://ir.verifone.com/phoenix.zhtml?c=187628&p-irol-irhome
Editorial Contact:
Pete Bartolik
VeriFone, Inc.
Tel: 508-283-4112
Email: pete_bartolik@verifone.com
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

FINANCIAL MEASURES
     This press release and its attachments include the following non-GAAP financial measures:
•	EBITDA, as adjusted. This non-GAAP financial measure is comprised of net income (loss) excluding interest expense, interest income, income taxes, depreciation, amortization, in-process research and development (“IPR&D”), stock-based compensation, acquisition related charges, restructuring costs, the non-cash portion of loss on debt extinguishment and write-off of capitalized software.

•	Non-GAAP net income. This non-GAAP financial measure is comprised of EBITDA, as adjusted, a non-GAAP financial measure, adjusted for interest expense, net, and restatement and other restructuring costs, presented on an after-tax basis;

•	Non-GAAP net income per diluted share.
Reconciliations for the non-GAAP financial measures presented in this press release are provided at the end of this press release.
     Management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. Management believes that the use of the non-GAAP financial measures presented in this release, in conjunction with results presented in accordance with GAAP, helps it to evaluate VeriFone’s performance and to compare VeriFone’s current results with those for prior periods as well as with the results of other companies in VeriFone’s industry. VeriFone’s competitors may, due to differences in capital structure and investment history, have interest, tax, depreciation, amortization, and other non-cash expenses that differ significantly from VeriFone’s. Management also uses these non-GAAP financial measures in VeriFone’s budget and planning process. In addition, if VeriFone fails to maintain required levels of EBITDA, as adjusted, it could have a default under its credit agreement, potentially resulting in an acceleration of all of its outstanding indebtedness. Management believes that the presentation of these non-GAAP financial measures may be useful to investors for many of the same reasons that management finds these measures useful. These non-GAAP financial measures contain limitations and should be considered as a supplement to, and not as a substitute for, or superior to, disclosures made in accordance with GAAP.
     These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies and are not based on any comprehensive set of accounting rules or principles. In addition, these non-GAAP financial measures do not reflect all amounts and costs, such as employee stock-based compensation costs, periodic costs of assets used to generate net revenues and costs to replace those assets, cash expenditures or future requirements for capital expenditures or contractual commitments, cash requirements for working capital needs, interest expense or the cash requirements necessary to service interest or principal payments on VeriFone’s debt, income taxes and the related cash requirements, restructuring and impairment charges and losses from discontinued operations, associated with VeriFone’s results of operations as determined in accordance with GAAP.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

     Furthermore, VeriFone expects to continue to incur expenses similar to the non-GAAP adjustments described herein. Management compensates for these limitations by also relying on the comparable GAAP financial measures.
     Management excludes the following items from EBITDA as adjusted, a non-GAAP financial measure, when evaluating VeriFone’s operational performance:
•	Provision for (benefit from) income taxes. While income taxes are directly related to the amount of pre-tax income, they are also impacted by tax laws and the company’s tax structure. As the tax laws and the company’s tax structure are not under the control of VeriFone’s operational managers, management believes that the provision (benefit) for income taxes should be excluded when evaluating VeriFone’s operational performance.

•	Interest expense, net. While working capital supports the business, management does not believe that related interest expense or interest income is directly attributable to the operating performance of VeriFone’s business.

•	Depreciation and amortization of property, plant and equipment, and capitalized software. Management excludes depreciation because while these assets support the business, management does not believe the related depreciation and amortization costs are directly attributable to the operating performance of VeriFone’s business. In addition, depreciation and amortization may not be indicative of current or future capital expenditures.

•	Amortization of certain acquisition related items. VeriFone incurs amortization of purchased intangible assets and amortization of step-down in deferred revenue in connection with acquisitions. Management excludes these items because it does not believe these expenses are reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and management does not believe that they have a direct correlation to the operation of VeriFone’s business.

•	Stock-based compensation. These expenses consist primarily of expenses for employee stock options and restricted stock units under SFAS123 R. Management excludes stock-based compensation expenses from non-GAAP financial measures primarily because they are non-cash expenses which management believes are not reflective of ongoing operating results.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

     Management uses Non-GAAP net income, a non-GAAP financial measure, to evaluate VeriFone’s overall performance. Non-GAAP net income is determined by adjusting EBITDA, as adjusted, with the following items, presented on an after-tax basis by applying VeriFone’s long-term tax rate.
•	Interest expense, net. Since working capital supports the business, management does believe that related interest expense or interest income should be considered when evaluating the overall performance of VeriFone’s business.

•	Restatement and other restructuring costs. This represents charges incurred for audit and consulting fees related to the restatement of VeriFone’s financial statements for the three quarters in the nine-month period ended July 31, 2007 and other restructuring costs. As management does not believe that these charges directly relate to the operation of VeriFone’s business, management believes they should be excluded when evaluating VeriFone’s operating performance.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA

SUPPLEMENTAL DATA
VERIFONE HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GUIDANCE FOR
NON-GAAP FINANCIAL MEASURES TO PROJECTED GAAP
(IN MILLIONS, EXCEPT PER SHARE DATA; UNAUDITED)

	Three Months Ending						Year Ending
	July 31, 2008			October 31, 2008			October 31, 2009
	From		To	From		To	From		To

GAAP net income (loss) range	$(4.5)		$(3.8)	$8.3		$9.8	$40.2		$52.7
Provision for (benefit from) income taxes	4.5		4.8	8.2		9.5	37.1		48.6

Income (loss) before income taxes	—		1.0	16.5		19.3	77.3		101.3
Interest expense, net		5.0			5.7			21.5

Depreciation and amortization of property, plant and equipment, and capitalized software		3.9			3.8			14.8
Amortization of purchased intangible assets and step-down in deferred revenue on acquisition		14.5			15.8			51.5
Stock-based compensation		4.7			3.1			16.9

EBITDA as adjusted range (1)	$28.1		$29.1	$44.9		$47.7	$182.0		$206.0

EBITDA as adjusted range	$28.1		$29.1	$44.9		$47.7	$182.0		$206.0
Interest expense, net		(5.0)			(5.7)			(21.6)
Restatement and other restructuring costs (2)(3)		17.2			3.5			—

Non-GAAP pre-tax net income	40.3		41.3	42.7		45.5	160.4		184.4
Tax at long-term rate of 28%	11.3		11.6	12.0		12.7	44.9		51.6

Non-GAAP net income range (1)	$29.0		$29.7	$30.7		$32.8	$115.5		$132.8

Non-GAAP net income per diluted share	$0.34		$0.35	$0.36		$0.39	$1.35		$1.55

Weighted average shares used in computing diluted Non-GAAP net income	84.6		84.6	84.9		84.9	85.6		85.6

(1)	Management uses EBITDA as adjusted and Non-GAAP net income, both non-GAAP measures, to evaluate the Company’s operating performance and compare the Company’s current results with those for prior periods, but cautions that they should not be considered as substitutes for disclosures made in accordance with GAAP.

(2)	Restatement and other restructuring costs for the three months ended July 31, 2008 consist of $15.4 million of restatement costs and $1.8 million of other restructuring costs.

(3)	Restatement and other restructuring costs for the three months ended October 31, 2008 consist of $3.5 million of restatement costs.
VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA